[Letterhead of Anderson, Byrd, Richeson, Flaherty & Henrichs]





                               September 13, 1999




The Empire District Electric Company
602 Joplin, P. O. Box 127
Joplin, Missouri 64802

Ladies and Gentlemen:

     We are acting as counsel for The Empire District Electric Company, a Kansas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement"), of up to $150,000,000 principal amount of shares of the Company's Common Stock, par value $1.00 (the "New Common Stock"), and the related Preference Stock Purchase Rights (the "Rights") and/or one or more series of the Company's unsecured debt securities (the "New Debt Securities") and/or one or more series of the Company's ____% First Mortgage Bonds, due __________.

     The New Debt Securities are to be issued under the indenture dated September 10, 1999 (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as trustee, which may hereafter be supplemented by one or more Securities Resolutions (as defined in the Indenture) creating each series of New Debt Securities (a form of which is filed as an exhibit to the Registration Statement).

     We advise you that in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

     2. The New Common Stock will have been duly authorized, legally issued, fully paid and non-assessable when (i) the Registration Statement has become effective under the Act, (ii) the Board of Directors of the Company has adopted the appropriate resolutions, (iii) the State Corporation Commission of the State of Kansas has issued its order authorizing the issuance and



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The Empire District Electric Company
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September 13, 1999
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sale of the New Common Stock and (iv) the New Common Stock has been sold by the
Company for cash at a price approved by the Board of Directors.

     3. The New Debt Securities will have been duly authorized and legally issued and will constitute binding obligations of the Company when (i) the Registration Statement has become effective under the Act, (ii) the Board of Directors of the Company and/or the authorized officers have adopted the appropriate resolutions, (iii) the Securities Resolution, if in the form of a supplemental indenture, has been duly executed and delivered, or, if in the form of a resolution, has been duly adopted, (iv) the State Corporation Commission of the State of Kansas has issued its order authorizing the issuance and sale of the New Debt Securities and (v) the New Debt Securities have been duly issued in accordance with the provisions of the Indenture and the Securities Resolution relating thereto and sold by the Company for cash at a price approved by the Board of Directors.

     4. The issuance of the Rights has been validly authorized by all necessary corporation action on the part of the Company and, when issued in accordance with the Rights Agreement, dated July 26, 1990, as amended, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent, will be validly issued.

     We hereby consent to the use of a copy of this opinion as an exhibit to said Registration Statement. We also consent to the use of our name and the making of the statements with respect to our firm in the Registration Statement and the Prospectus constituting a part thereof.

                              Sincerely,


                              /s/ James G. Flaherty


                              James G. Flaherty